AMENDED SCHEDULE A

DATED OCTOBER 15, 2020

TO THE ADVISORS' INNER CIRCLE FUND III

DISTRIBUTION PLAN

DATED MAY 15, 2014,

AS AMENDED AND RESTATED

MARCH 3, 2015

Pursuant to Section 1 of the Plan and subject to any limitations imposed by Rule 2830 of the NASD's Conduct Rules, distribution fees for the following Fund(s), and/or classes thereof, shall not exceed the amounts listed below:

Fund	Class of Shares	Fee
Fiera Capital Diversified Alternatives Fund	Investor	0.25%
Knights of Columbus Core Bond Fund	Investor	0.25%
Knights of Columbus Limited Duration Fund	Investor	0.25%
Knights of Columbus Large Cap Growth Fund	Investor	0.25%
Knights of Columbus Large Cap Value Fund	Investor	0.25%
Knights of Columbus Small Cap Fund	Investor	0.25%
Knights of Columbus International Equity Fund	Investor	0.25%
Knights of Columbus Long/Short Equity Fund	Investor	0.25%
Knights of Columbus U.S. All Cap Index Fund	Investor	0.25%
Knights of Columbus Real Estate Fund	Investor	0.25%
SGA International Equity Fund	Investor	0.25%
SGA International Small-Mid Cap Equity Fund	Investor	0.25%
SGA International Equity Plus Fund	Investor	0.25%
SGA Global Equity Fund	Investor	0.25%
RWC Global Emerging Equity Fund	Class N	0.25%
Ninety One Global Franchise Fund	Class A	0.25%
Ninety One Emerging Markets Equity Fund	Class A	0.25%
KBI Global Investors Aquarius Fund	Investor	0.25%
Mesirow Financial Enhanced Core Plus Fund	Investor	0.25%
Mesirow Financial High Yield Fund	Investor	0.25%
Mesirow Financial Small Cap Value Sustainability Fund	Investor	0.25%
Nicholas Partners Small Cap Growth Fund	Retail	0.25%
Aegon Emerging Markets Debt Fund	Investor	0.25%
Aegon Market Neutral Income Fund	Investor	0.25%
Levin Easterly Value Opportunities Fund	Investor	0.25%
SouthernSun Small Cap Fund	Class N	0.25%
SouthernSun U.S. Equity Fund	Class N	0.25%
First Foundation Fixed Income Fund	Class A	0.25%
First Foundation Total Return Fund	Class A	0.25%